Exhibit 24(b)(9)(ii)

KIEWIT MUTUAL FUND
RODNEY SQUARE MANAGEMENT CORPORATION
ACCOUNTING SERVICES AGREEMENT


	THIS ACCOUNTING SERVICES AGREEMENT made this 19th day of February, 1997, by and between Kiewit Mutual Fund, formerly known as Kiewit Institutional Fund, a Delaware business trust (the "Fund"), and Rodney Square Management Corporation, a corporation organized under the laws of the State of Delaware ("Rodney Square"), having its principal place of business in Wilmington, Delaware.

	WHEREAS, the Fund is registered under the Investment Company Act of 1940, as amended (the "1940 Act"), as an open-end management investment company and has registered for public sale under the Securities Act of 1933, as amended (the "1933 Act"), shares of beneficial interest, par value $0.01 per share
("Shares"), corresponding to one or more separate and distinct portfolios (individually, a "Portfolio", and collectively, the "Portfolios");

	WHEREAS, each Share of a Portfolio represents an undivided interest in the assets, subject to the liabilities, allocated to that Portfolio, and each Portfolio has a separate investment objective and separate investment policies;

	WHEREAS, at the present time, the Fund consists of six Portfolios, Kiewit Money Market Portfolio, Kiewit Government Money Market Portfolio; Kiewit Short-Term Government Portfolio, Kiewit Intermediate-Term Bond Portfolio, Kiewit Tax-Exempt Portfolio and Kiewit Equity Portfolio

	WHEREAS, at the present time, each Portfolio consists of and plans to issue, pursuant to separate Prospectuses, two classes of Shares, a "K Class" (subject to no sales or distribution charges) and a "S Class" (subject to a distribution charge pursuant to Rule 12b-1 under the 1940 Act, as stipulated in the Fund's S
Class Prospectus);

	NOW, THEREFORE, in consideration of the premises and mutual covenants contained in this Agreement, the Fund and Rodney Square agree as follows:

		1.	Appointment. The Fund hereby appoints Rodney
Square to provide certain accounting services to the Fund for the period and on the terms set forth in this Agreement. Rodney
Square accepts such appointment and agrees to furnish the services herein set forth in return for the compensation provided for in Section 11 of this Agreement. Rodney Square agrees to comply with all relevant provisions of the 1940 Act and applicable rules and regulations thereunder, and to remain open for business on any day which a Portfolio considers a business day. The Fund may from time to time issue separate series or classes or classify and reclassify shares of such series or class. Rodney Square shall identify to each such series or class property belonging to such series or class and, in such reports, confirmations and notices to the Fund called for under this Agreement, shall identify the series or class to which such report, confirmation or notice pertains.

			2.		Documents.  The Fund has furnished Rodney Square
with copies properly certified or authenticated of each of the following:

					a.	Resolutions of the Fund's Board of Trustees
authorizing the appointment of Rodney Square to provide certain administration services to the Fund and approving this Agreement;

					b.	Schedule B identifying and containing the
signatures of the Fund's officers and other persons authorized
("Authorized Persons") to issue "Written Instructions" (as
hereinafter defined);

					c.	The Fund's Certificate of Trust filed with the
Secretary of the State of Delaware on June 1, 1994 and all
amendments thereto and restatements thereof;

					d.	The Fund's Agreement and Declaration of Trust
and all amendments thereto and restatements thereof;

					e.	The Fund's By-Laws and all amendments thereto
and restatements thereof (such By-Laws as presently in effect and as they shall from time to time be amended or restated, are
herein called "By-Laws");

					f.	The Administration Agreement between the Fund
and Rodney Square dated February 19, 1997;

					g.	The Custodian Agreement between the Fund and
Wilmington Trust Company (the "Custodian") effective July 1,
1994;

					h.	The Transfer Agency Agreement between the Fund
and Rodney Square dated February 19, 1997;

					i.	The Fund's Notification of Registration filed
pursuant to Section 8(a) of the 1940 Act filed with the
Securities and Exchange Commission ("SEC") on July 19, 1994;

					j.	The Fund's most recent Registration Statement
on Form N-1A under the 1933 Act (File No. 33-84762) and under the
1940 Act (File No. 811-8648), as filed with the SEC, and all amendments thereto;

					k.	The Fund's most current Prospectus(es)
("Prospectus") and Statement(s) of Additional Information ("SAI")
relating to the Portfolios; and

					l.	If required, a copy of either (i) a filed
notice of eligibility to claim the exclusion from the definition of "commodity pool operator" contained in Section 2(a)(1)(A) of the Commodity Exchange Act ("CEA") that is provided in Rule 4.5 under the CEA, together with all supplements as are required by the Commodity Futures Trading Commission ("CFTC"), or (ii) a
letter which has been granted the Fund by the CFTC which states that the Fund will not be treated as a "pool" as defined in
Section 4.10(d) of the CFTC's General Regulations, or (iii) a
letter which has been granted the Fund by the CFTC which states that CFTC will not take any enforcement action if the Fund does not register as a "commodity pool operator."

		The Fund will furnish Rodney Square from time to time with copies, properly certified or authenticated, of all additions, amendments or supplements to the foregoing, if any.

	3.	Instructions Consistent with Declaration of Trust, etc.

		a.	Unless otherwise provided in this Agreement,
Rodney Square shall act only upon Oral and Written Instructions. ("Oral Instructions", as used in this Agreement, means oral instructions actually received by Rodney Square from an Authorized Person or from a person reasonably believed by Rodney Square to be an Authorized Person. "Written Instructions", as used in this Agreement, means written instructions on behalf of the Fund signed by two Authorized Persons, delivered by hand, mail, telegram, cable, telex or facsimile to, and received by, Rodney Square. "Authorized Person", as used in this Agreement, means any officer of the Fund and any other person, whether or not any such person is an officer of the Fund, duly authorized by the Trustees of the Fund to give Oral and Written Instructions on behalf of the Portfolio(s) and certified by the Secretary or an Assistant Secretary of the Fund or any amendment thereto as may be received by Rodney Square from time to time.) Rodney Square in its capacity under this Agreement may assume that any Oral or Written Instructions received hereunder are not in any way inconsistent with any provisions of the Fund's Declaration of Trust or Bylaws, or with any vote, resolution or proceeding of the Fund's shareholders, or of the Fund's Board of Trustees, or of any committee thereof.

		b.	Rodney Square shall be entitled to rely upon
any Oral Instructions and any Written Instructions actually received by Rodney Square pursuant to this Agreement. The Fund agrees to forward to Rodney Square Written Instructions confirming Oral Instructions in such manner that the Written Instructions are received by Rodney Square, by the close of business of the same day that such Oral Instructions are given to Rodney Square. The Fund agrees that the fact that confirming
Written Instructions are not received by Rodney Square shall in no way affect the validity or enforceability of the transactions authorized by Oral Instructions. The Fund agrees that Rodney
Square shall incur no liability to the Fund in acting upon Oral Instructions, provided that such instructions reasonably appear to have been received from an Authorized Person.

		4.	Portfolio Accounting.

		a.	Rodney Square shall provide the following
accounting functions on a daily basis:

(1)	Journalize each Portfolio's
capital share and income and
expense activities;

(2)	Reconcile cash balances of each Portfolio with
the Custodian;

(3)	Post to and prepare each Portfolio's Statement
of Assets and Liabilities and Statement of Operations;

(4)	Calculate expenses payable pursuant to the
Fund's various contractual obligations;

(5)	Control all disbursements from the Fund on
behalf of each Portfolio and authorize such disbursements upon Written Instructions;


(6)	Determine each Portfolio's net income;

(7)	Compute the net asset value of each Portfolio;

(8)	Compute each Portfolio's yield, total return,
expense and net income ratios, and portfolio turnover rate; and

(9)	Prepare and monitor the expense accruals and
notify Fund management of any proposed
adjustments.

		b.	In addition, Rodney Square will:

(1)	Prepare monthly financial
statements, which will include
without limitation each
Portfolio's Schedule of
Investments, Statement of
Assets and Liabilities,
Statement of Operations,
Statement of Changes in Net
Assets, Cash Statement, and
Schedule of Capital Gains and
Losses;

(2)	Supply various Fund and Portfolio statistical
data as requested on an ongoing basis;

(3)	Assist in the preparation of support schedules
necessary for completion of Federal and state tax returns;

(4)	Assist in the preparation and filing of the
Fund's annual and semiannual reports with the SEC on Form N-SAR;

(5)	Assist in the preparation and filing of the
Fund's annual and semiannual reports to
shareholders and proxy statements;

(6)	Assist with the preparation of amendments to
the Fund's registration statements on Form
N-1A and other filings relating to the
registration of Fund Shares;

(7)	Monitor each Portfolio's status as a
"regulated investment company" under
Subchapter M of the Internal Revenue Code of
1986, as amended from time to time (the
"Code"); and


(8)	Determine the amount of dividends and other
distributions payable to shareholders as necessary to, among other things, maintain the qualification as a "regulated investment company" of each Portfolio of the Fund under the Code.

		5.	Recordkeeping and Other Information. Rodney Square
shall create and maintain all necessary records in accordance with all applicable laws, rules and regulations, including, but not limited to, records required by Section 31(a) of the 1940 Act and the rules thereunder, as the same may be amended from time to time, pertaining to the various functions (described above) performed by it and not otherwise created and maintained by another party pursuant to contract with the Fund. All records shall be the property of the Fund at all times and shall be available for inspection and use by the Fund or the Fund's authorized representatives. Upon reasonable request by the Fund, copies of such records shall be provided by Rodney Square to the Fund or the Fund's authorized representatives at the Fund's expense. Where applicable, such records shall be maintained by Rodney Square for the periods and in the places required by Rule
31a-2 under the 1940 Act.

		6.	Liaison With Accountants. Rodney Square shall act
as liaison with the Fund's independent public accountants and shall provide account analysis, fiscal year summaries and other audit related schedules. Rodney Square shall take all reasonable action in the performance of its obligations under this Agreement to assure that the necessary information is made available to such accountants for the expression of their opinion, as such may be required by the Fund from time to time.

		7.	Confidentiality. Rodney Square agrees on behalf of
itself and its employees to treat confidentially and as proprietary information of the Fund all records and other information relative to the Fund and its prior, present or potential shareholders, and not to use such records and information for any purpose other than performance of its responsibilities and duties hereunder, except, after prior notification to and approval in writing by the Fund, which approval shall not be unreasonably withheld and may not be withheld where Rodney Square may be exposed to civil or criminal contempt proceedings for failure to comply, when requested to divulge such information by duly constituted authorities, or when so requested by the Fund.

		8.	Equipment Failure. In the event of equipment
failures beyond Rodney Square's control, Rodney Square shall, at no additional expense to the Fund, take reasonable steps to minimize service interruptions, but shall have no liability with respect thereto. Rodney Square shall enter into and shall maintain in effect with appropriate parties one or more agreements making reasonable provision of emergency use of electronic data processing equipment to the extent appropriate equipment is available.

		9.	Right to Receive Advice.

		a.	Advice of Fund. If Rodney Square shall be in
doubt as to any action to be taken or omitted by it, it may request, and shall receive, from the Fund directions or advice, including Oral or Written Instructions where appropriate.

		b.	Advice of Counsel. If Rodney Square shall be
in doubt as to any question of law involved in any action to be taken or omitted by Rodney Square, it may request advice at its own cost from counsel of its own choosing (who may be the regularly retained counsel for the Fund or Rodney Square or the in-house counsel for Rodney Square, at the option of Rodney
Square).

		c.	Conflicting Advice. In case of conflict
between directions, advice or Oral or Written Instructions received by Rodney Square pursuant to subsection (a) of this Section and advice received by Rodney Square pursuant to subsection (b) of this Section, Rodney Square shall be entitled to rely on and follow the advice received pursuant to the latter provision alone.

		d.	Protection of Rodney Square. Rodney Square
shall be protected in any action or inaction which it takes in reliance on any directions, advice or Oral or Written
Instructions received pursuant to subsections (a) or (b) of this Section which Rodney Square, after receipt of any such directions, advice or Oral or Written Instructions, in good faith believes to be consistent with such directions, advice or Oral or Written Instructions, as the case may be. However, nothing in this Section shall be construed as imposing upon Rodney Square any obligation (i) to seek such direction, advice or Oral or Written Instructions, or (ii) to act in accordance with such directions, advice or Oral or Written Instructions when received, unless, under the terms of another provision of this Agreement, the same is a condition to Rodney Square's properly taking or omitting to take such action. Nothing in this subsection shall excuse Rodney Square when an action or omission on the part of Rodney Square constitutes willful misfeasance, bad faith, negligence or reckless disregard by Rodney Square of its duties under this Agreement.

		10.	Compliance with Governmental Rules and
Regulations. Except as otherwise provided herein in Sections 4 and 5, the Fund assumes full responsibility for ensuring that the Fund complies with all applicable requirements of the 1933 Act, the 1934 Act, the 1940 Act, the CEA and any laws, rules and regulations of governmental authorities having jurisdiction over the Fund.

		11.	Compensation. For the performance of its
obligations under this Agreement, the Fund on behalf of each Portfolio shall pay Rodney Square in accordance with the fee arrangements described in Schedule A attached hereto, as such schedule may be amended from time to time.

		12.	Indemnification.

		a.	The Fund agrees to indemnify and hold harmless
Rodney Square, its directors, officers, employees, agents and representatives (collectively, "Representatives") from all taxes, charges, expenses, assessments, claims and liabilities including, without limitation, liabilities arising under the 1933 Act, the 1934 Act, the 1940 Act, and any applicable state and/or foreign securities laws, or amendments thereto (the "Securities Laws"), and expenses, including without limitation reasonable attorneys' fees and disbursements, arising directly or indirectly from any action or omission to act which Rodney Square takes (i) at the request of or on the direction of or in reliance on the advice of the Fund or (ii) upon Oral or Written Instructions. Neither
Rodney Square nor any of its Representatives shall be indemnified against any liability (or any expenses incident to such liability) arising out of Rodney Square's or its Representatives' own willful misfeasance, bad faith, negligence or reckless disregard of its duties and obligations under this Agreement.

		b.	Rodney Square agrees to indemnify and hold
harmless the Fund from all taxes, charges, expenses, assessments, claims and liabilities arising from Rodney Square's obligations pursuant to this Agreement (including, without limitation, liabilities arising under the Securities Laws) and expenses, including (without limitation) reasonable attorneys' fees and disbursements arising directly or indirectly out of Rodney Square's or its Representatives' own willful misfeasance, bad faith, negligence or reckless disregard of its duties and obligations under this Agreement.

		c.	In order that the indemnification provisions
contained in this Section 12 shall apply, upon the assertion of a claim for which either party may be required to indemnify the other, the party seeking indemnification shall promptly notify the other party of such assertion, and shall keep the other party advised with respect to all developments concerning such claim.
The party who may be required to indemnify shall have the option to participate with the party seeking indemnification in the defense of such claim. The party seeking indemnification shall in no case confess any claim or make any compromise in any case in which the other party may be required to indemnify it except with the other party's prior written consent.

		13.	Responsibility of Rodney Square. Rodney Square
shall be under no duty to take any action on behalf of the Fund except as specifically set forth herein or as may be specifically agreed to by Rodney Square in writing. In the performance of its duties hereunder, Rodney Square shall be obligated to exercise due care and diligence and to act in good faith and to use its best efforts within reasonable limits in performing services provided for under this Agreement. Rodney Square shall be responsible for its own negligent failure to perform its duties under this Agreement, but to the extent that duties, obligations and responsibilities are not expressly set forth in this Agreement, Rodney Square shall not be liable for any act or omission which does not constitute willful misfeasance, bad faith or negligence on the part of Rodney Square or reckless disregard by Rodney Square of such duties, obligations and responsibilities. Without limiting the generality of the foregoing or of any other provision of this Agreement, Rodney
Square in connection with its duties under this Agreement shall not be under any duty or obligation to inquire into and shall not be liable for or in respect of (i) the validity or invalidity or authority or lack thereof of any Oral or Written Instruction, notice or other instrument which conforms to the applicable requirements of this Agreement, and which Rodney Square reasonably believes to be genuine; or (ii) delays or errors or loss of data occurring by reason of circumstances beyond Rodney Square's control, including acts of civil or military authority, national emergencies, labor difficulties, fire, mechanical breakdown (except as provided in Section 8), flood or catastrophe, acts of God, insurrection, war, riots or failure of the mails, transportation, communication or power supply, in which circumstances Rodney Square shall take minimal actions to minimize loss of data therefor.

		14.	Duration, Termination, etc. The provisions of this
Agreement may not be changed, waived or discharged orally, but only by written instrument that shall make specific reference to this Agreement and that shall be signed by the party against which enforcement of such change, waiver or discharge is sought.

		This Agreement shall become effective as of the close of business on the date first written above, and unless terminated as hereinafter provided, shall continue in force for two (2) years from the date of its execution and thereafter from year to year.

		This Agreement may be terminated by a vote of the Board of Trustees of the Fund or by a vote of a majority of the outstanding voting securities of any one or more of the Fund's
Portfolios, upon written notice to Rodney Square, in the event of a material breach remaining uncured for thirty (30) days after due written notification of such breach has been issued by the Fund to, and received by, Rodney Square. "Material breach" includes gross negligence in the performance of the duties of Rodney Square, as well as a material breach of a provision of this Agreement. However, in the event of a material breach resulting from willful misconduct or reckless disregard of the duties of Rodney Square or its employees, this Agreement may be terminated thirty (30) days after written notification of such breach has been issued by the Fund to, and received by, Rodney
Square.

		Furthermore, this Agreement may be terminated by the Fund if a majority of the Board of Trustees votes to approve such a termination, for any of the following reasons: (a) the Fund ceases doing business, liquidates, and distributes all remaining assets to its shareholders; (b) the merger of the Fund with another registered investment company, substantially all of the assets of which are owned by shareholders not presently affiliated with or related to the shareholders of the Fund or Kiewit Investment Trust; (c) the merger with or sale of substantially all of the assets of Kiewit Investment Management Corporation to a person not presently affiliated with or related to the shareholders of the Fund or Kiewit Investment Trust; or
(d) any other event of similar kind, which results in a fundamental change in the nature of the mutual fund business of the Fund or Kiewit Investment Trust. The reasons set forth in this paragraph may be applied to terminate this Agreement with respect to one or more Series, as well as to the Fund itself. Termination shall occur at the time of the relevant event, but not earlier than six (6) months after written notification issued by the Fund to, and received by, Rodney Square.
		This Agreement may also be terminated by Rodney Square, upon written notice to the Fund, in the event of a material breach remaining uncured for sixty (60) days after due written notification of such breach has been issued by Rodney Square to, and received by, the Fund.

		Termination shall not relieve the parties of duties and obligations accrued prior to termination (including the duty to pay accrued fees and expenses), nor those duties which by their nature survive termination (such as the duty to maintain the confidentiality of information, and the duty to transfer assets and records to successors in an orderly and cooperative manner).

		Upon the termination of this Agreement, the Fund shall pay to Rodney Square such compensation as may be payable for the period prior to the effective date of such termination, including reimbursement for any out-of-pocket expenses reasonably incurred by Rodney Square to such date. In the event that the Fund designates a successor to any of Rodney Square's obligations hereunder, Rodney Square shall, at the expense and direction of the Fund, transfer to such successor all relevant books, records and other data established or maintained by Rodney Square under the foregoing provisions.

		15.	Audit, Inspection and Visitation.  Rodney Square
shall make available during regular business hours all records and other data created and maintained pursuant to this Agreement for reasonable audit and inspection by the Fund or any person retained by the Fund. Upon reasonable notice by the Fund, Rodney
Square shall make available during regular business hours its facilities and premises employed in connection with its performance of this Agreement for reasonable visitation by the Fund, or any person retained by the Fund.

		16.	Notices. Any notice under this Agreement shall be
given in writing addressed and delivered or mailed, postage prepaid, to the other party to this Agreement at its principal place of business.

		17.	Further Actions. Each Party agrees to perform such
further acts and execute such further documents as are necessary to effectuate the purposes hereof.

		18.	Amendments. This Agreement or any part hereof may
be changed or waived only by an instrument in writing signed by the party against which enforcement of such change or waiver is sought.

		19.	Delegation. On thirty (30) days' prior written
notice to the Fund, Rodney Square may assign any part or all its rights and delegate its duties hereunder to any wholly owned direct or indirect subsidiary of Wilmington Trust Company, provided that (i) the delegate agrees with Rodney Square to comply with all relevant provisions of the 1940 Act and applicable rules and regulations; (ii) Rodney Square shall remain responsible for the performance of all of its duties under this Agreement; (iii) Rodney Square and such delegate shall promptly provide such information as the Fund may request; and (iv) Rodney Square shall respond to such questions as the Fund may ask, relative to the delegation, including (without limitation) the capabilities for the delegate.

		20.	Appointment of Agents.  Neither this Agreement nor
any rights or obligations hereunder may be assigned by Rodney
Square without the written consent to the Fund. Rodney Square may however, at any time or times in its discretion appoint (and may at any time remove) other parties as its agent to carry out such of the provisions of this Agreement as Rodney Square may from time to time direct; provided, however, that the appointment of any such agent shall not relieve Rodney Square of any of its responsibilities or liabilities hereunder.

		21.	Miscellaneous.

		a.	Rodney Square acknowledges that it has
received notice of and accepts the limitations of liability set forth in the Fund's Declaration of Trust. Rodney Square agrees that the Fund's obligations hereunder shall be limited to the Fund, and that Rodney Square shall have recourse solely against the assets of the Portfolio with respect to which the Fund's obligations hereunder relate and shall have no recourse against the assets of any other Portfolio or against any shareholder, Trustee, officer, employee, or agent of the Fund.

		b.	This Agreement embodies the entire agreement
and understanding between the parties thereto, and supersedes all matters hereof, provided that the parties hereto may embody in one or more separate documents their agreement, if any, with respect to Written and/or Oral Instructions. The captions in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect. This Agreement shall be deemed to be a contract made in Delaware and shall be governed and construed according to the laws (without regard, however, to laws as to conflicts of law) of the State of Delaware. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby. This Agreement shall be binding and shall inure to the benefits of the parties hereto and their respective successors.


		IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the day and year first above written.

KIEWIT MUTUAL FUND

By:     /s/ Ann McCulloch
	Ann McCulloch, President


RODNEY SQUARE MANAGEMENT
	CORPORATION


By:     /s/ Martin L. Klopping
	Martin L. Klopping,
President



ACCOUNTING SERVICES AGREEMENT
SCHEDULE A
KIEWIT MUTUAL FUND

FEE SCHEDULE


For the services Rodney Square provides under the Accounting Services Agreement attached hereto, Kiewit Mutual Fund (the "Fund") agrees to pay Rodney Square, on behalf of each Fund Portfolio (as listed below), an annual accounting services fee equal to the higher of (a) a minimum fee of $10,000 per Portfolio, or (b) 0.02% of the Portfolio's assets, raised in consideration of sale of S Class Shares. The fee shall be payable only as if and when sales of S Class Shares commence, and then monthly, in arrears, as soon as practicable after the last day of each month, based on the higher of one-twelfth of (a) the minimum annual fee, or (b) the 0.02% asset-based fee, calculated according to the average of the daily total assets of each Fund Portfolio, as determined at the close of business on each day throughout the month.

	Kiewit Money Market Portfolio
	Kiewit Government Money Market Portfolio
	Kiewit Short-Term Government Portfolio
	Kiewit Intermediate-Term Bond Portfolio
	Kiewit Tax-Exempt Portfolio
	Kiewit Equity Portfolio

In the event of the addition, by any one or more of the above listed Portfolios, of a third (or further) class of Shares, the Fund hereby agrees to pay Rodney Square, for services to be rendered pursuant to and for the remaining duration of the attached Agreement, a further annual accounting services fee, payable as stipulated above, equal to the greater of (a) $10,000, or (b) 0.02% of the assets raised in consideration of sale of the new Class Shares.

Irrespective of the number of classes of Fund Shares, the Fund shall either pay and advance, or promptly reimburse (upon billing), Rodney Square its reasonable out-of-pocket expenses incurred in the performance of its responsibilities pursuant to the attached Agreement.


SCHEDULE B

KIEWIT MUTUAL FUND

AUTHORIZED PERSONS


	The following persons have been duly authorized by the Board of Trustees to give Oral and Written Instructions on behalf of the Fund:

	Ann McCulloch		___________________________

	Kenneth Gaskins		___________________________

	Gregg Williams		___________________________

	Brian Mosher		___________________________




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